Exhibit 99.1
Q3 2021 Fixed Income Release

Denver, Colorado November 3, 2021: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial and operating information for its fixed-income borrowing groups for the three months (“Q3”) ended September 30, 2021 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the September 30, 2021 unaudited condensed consolidated financial statements for each of our fixed-income borrowing groups prior to the end of November 2021, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the “Fixed Income” heading. Convenience translations provided herein are calculated as of September 30, 2021. Effective with the release of our third quarter earnings we have stopped using the term Operating Free Cash Flow ("OFCF") and now use the term "Adjusted EBITDA less P&E Additions". As we define the term, Adjusted EBITDA less P&E Additions has the same meaning as OFCF had previously, and therefore does not impact any previously reported amounts.

..........................................................................................................Page 2

........................................................................................................Page 9

VM Ireland Reports Preliminary Q3 2021 Results
Strong recovery in TV advertising market underpins Q3 financial performance
Good commercial traction with top tier video & connectivity products
VM Ireland announcing full fibre upgrade plan
VM Ireland is the leading connected entertainment fixed-line and broadband business in Ireland, delivering connectivity services to 433k fixed-line customers and mobile services to 127k subscribers at September 30, 2021

Tony Hanway, CEO of VM Ireland, commented:

“Today’s announcement of our full fibre upgrade underpins our commitment to be the number one choice for converged connectivity and entertainment in the Irish market. We are currently the largest gigabit network and will take advantage of our favourable network topology to execute a cost-effective full fibre to the premise upgrade of nearly 1 million homes. This full fibre upgrade, coupled with our robust financial performance and ongoing operational focus, will strategically position us to drive long-term sustainable growth.”

Operating highlights:
•We are announcing our intention to upgrade our fixed network to full fibre to the home (FTTH) by 2025. The upgrade plan will cover our full network across our existing 952,000 homes
•Total upgrade costs over the estimated 3-year life of the plan will amount to approximately €200 million, excluding success-based customer connection costs. The network will be an open model, enabling wholesale access for other service providers
•The value accretive decision has been taken following recent fibre upgrade trials and will deliver speeds of up to 10Gbps and beyond as we look to bolster our long-term network strategy and build on our existing speed leadership position
•Our broadband base continues to grow, with our highest speed tiers growing fastest and delivering greater value to our base
•We continue to see strong demand for higher tier TV packages through the acceleration of our TV360 base, delivering superior viewing experiences for our customers
•We generated 3,000 mobile net adds in Q3 as we continue to organically grow our mobile base through the introduction of compelling propositions in the marketplace
•Following the price rise executed in Q3, Customer Relationships were broadly stable, down 1,100 as compared to a loss of 300 in Q3 2020

Financial highlights:
•Q3 Revenue of €115.4 million increased 6.9% in Q3, predominantly driven by a strong recovery in the TV advertising market
•Q3 residential fixed revenue decreased 0.4%

◦Fixed subscription revenue decreased 0.7% due to the net effect of a reduction in premium subscriber volumes, partially offset by the implementation of a price rise during Q3 2021. These factors contributed to a stabilization in fixed-line customer ARPU YoY
•Residential mobile revenue increased 9.4% in Q3
◦Q3 mobile subscription revenue increased 15.3%, fueled by organic customer growth underpinned by competitive propositions, offsetting a small decline in Postpay ARPU
•B2B revenue decreased 10.8% in Q3, primarily due to a 17% decline in low margin wholesale voice, with the remainder mostly attributable to Covid impacts on our SME segment
•Net earnings increased to €12.1 million in Q3 driven by the net effect of (i) a decrease in interest expense, (ii) a change in realized and unrealized gains (losses) on derivative instruments, (iii) a reduction in depreciation and amortization and (iv) an increase in Adjusted EBITDA, as described below
•Q3 Adjusted EBITDA(i) increased 17.6% with the aforementioned revenue increase compounded by (i) lower commercial opex due to reduced spend on sales and field operations, and (ii) cost discipline across the fixed-line business, slightly offset by increased advertising commission costs
•Q3 property and equipment (“P&E”) additions were down 4.8% YoY to €15.7 million, primarily due to timing factors related to the delivery of customer premises equipment
◦P&E additions as a percentage of revenue decreased to 13.6% compared to 15.3% in the prior year period
•Adjusted EBITDA less P&E Additions of €34.4 million in Q3 represents an increase of 31.8% the increase to Adjusted EBITDA being supported by the reduction in P&E additions in Q3
•At September 30, 2021, our fully-swapped third-party debt borrowing cost was 4.0% and the average tenor of our third-party debt was 7.8 years
•At September 30, 2021, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) were both 4.56x, each as calculated in accordance with our most restrictive covenants, and reflecting the exclusion of the Credit Facility Excluded Amounts as defined in our respective credit agreements
◦Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, and not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA would have been 4.83x at September 30, 2021
•At September 30, 2021, we had €100.0 million of undrawn commitments available to borrow, with no amounts available to upstream. When our Q3 compliance reporting requirements have been completed and assuming no change from September 30, 2021 borrowing levels, we anticipate the full €100.0 million of borrowing capacity will be available, with €81.6 million available to upstream

(i) Adjusted EBITDA and Adjusted EBITDA less P&E Additions are non-GAAP measures. See the Glossary for definitions. Quantitative reconciliations to net earnings/loss (including earnings/loss growth rates) for our Adjusted EBITDA and Adjusted EBITDA less P&E Additions guidance cannot be provided without unreasonable efforts as we do not forecast certain non-cash charges including: the components of non-operating income /expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss from continuing operations. The items we do not forecast may vary significantly from period to period

Operating Statistics Summary

	As of and for the three months ended
	September 30,
	2021	2020
Footprint
Homes Passed	952,000	944,000

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	433,400	436,600
Q3 Organic[1] Fixed-Line Customer Relationship net losses	(1,100)	(300)

Q3 Monthly ARPU per Fixed-Line Customer Relationship	€60.59	€60.59

Mobile Subscribers
Total Mobile subscribers	126,700	115,200
Total organic Mobile net additions	3,000	11,400

Q3 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	€20.50	€20.55
Excluding interconnect revenue	€18.23	€18.04

Financial Results, Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2021 and 2020:

	Three months ended			Nine months ended
	September 30,		Change	September 30,		Change
	2021	2020		2021	2020
	in millions, except % amounts
Revenue
Residential fixed revenue:
Subscription	€76.4	€76.9	(0.7%)	€228.8	€228.6	0.1%
Non-subscription	0.8	0.6	33.3%	2.4	2.1	14.3%
Total residential fixed revenue	77.2	77.5	(0.4%)	231.2	230.7	0.2%
Residential mobile revenue:
Subscription	6.8	5.9	15.3%	19.4	16.9	14.8%
Non-subscription	2.5	2.6	(3.8%)	7.2	7.7	(6.5%)
Total residential mobile revenue	9.3	8.5	9.4%	26.6	24.6	8.1%
Business revenue:
Subscription	2.6	2.4	8.3%	7.5	7.0	7.1%
Non-subscription	5.7	6.9	(17.4%)	18.8	21.0	(10.5%)
Total business revenue	8.3	9.3	(10.8%)	26.3	28.0	(6.1%)
Other revenue	20.6	12.7	62.2%	55.5	42.4	30.9%
Total revenue	€115.4	€108.0	6.9%	€339.6	€325.7	4.3%

Adjusted EBITDA	€50.1	€42.6	17.6%	€134.4	€127.3	5.6%

The following table provides a reconciliation of net earnings (loss) to Adjusted EBITDA for the three and nine months ended September 30, 2021 and 2020:

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
	in millions, except % amounts

Net earnings (loss)	€12.1	€(12.7)	€13.5	€(42.8)
Other income, net	(0.1)	—	(0.1)	—
Foreign currency transaction losses, net	0.1	—	0.3	—
Realized and unrealized losses (gains) on derivative instruments, net	—	(0.4)	1.6	3.3
Interest expense	8.3	19.8	25.1	59.5
Operating income	20.4	6.7	40.4	20.0
Impairment, restructuring and other operating items, net	1.1	3.3	4.6	4.0
Depreciation and amortization	16.2	19.6	51.1	56.2
Related-party fees and allocations, net	11.1	12.0	34.5	44.1
Share-based compensation expense	1.3	1.0	3.8	3.0
Adjusted EBITDA	€50.1	€42.6	€134.4	€127.3

Adjusted EBITDA as a percentage of revenue	43.4%	39.4%	39.6%	39.1%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
	in millions, except % amounts

Customer premises equipment	€4.6	€6.5	€21.8	€15.0
New build and upgrade	3.6	2.2	8.4	9.5
Capacity	2.8	2.5	9.4	8.9
Baseline	2.3	3.5	6.3	9.4
Product and enablers	2.4	1.8	5.7	5.5
Property and equipment additions	15.7	16.5	51.6	48.3
Assets acquired under capital-related vendor financing arrangements	—	(11.1)	(11.5)	(30.0)
Changes in liabilities related to capital expenditures (including related-party amounts)	0.4	(0.3)	1.1	3.9
Total capital expenditures[2]	€16.1	€5.1	€41.2	€22.2

Property and equipment additions as a percentage of revenue	13.6%	15.3%	15.2%	14.8%

Adjusted EBITDA less P&E Additions
Adjusted EBITDA	€50.1	€42.6	€134.4	€127.3
Property and equipment additions	(15.7)	(16.5)	(51.6)	(48.3)
Adjusted EBITDA less P&E Additions	€34.4	€26.1	€82.8	€79.0

Third-Party Debt and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amount outstanding of VM Ireland’s consolidated third-party debt and cash and cash equivalents:

	September 30,		June 30,
	2021		2021
	Borrowing currency	€ equivalent
	in millions
Credit Facilities:
Term Loan B1 (EURIBOR + 3.5%) due 2029	€900.0	€900.0	€900.0
€100.0 million Revolving Facility (EURIBOR + 2.75%) EUR due 2027		—	—
Total third-party debt		900.0	900.0
Deferred financing costs and discounts, net		(6.5)	(6.7)
Total carrying amount of third-party debt		893.5	893.3
Less: cash and cash equivalents		4.3	6.8
Net carrying amount of third-party debt[3]		€889.2	€886.5

Exchange rate ($ to €)		1.1571	1.1849

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from VM Ireland’s consolidated third-party debt to the total covenant amount of third-party gross and net debt. The euro equivalents presented below are based on exchange rates that were in effect as of September 30, 2021 and June 30, 2021. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	September 30,	June 30,
	2021	2021
	in millions

Total third-party debt	€900.0	€900.0
Credit Facility excluded amount	(50.0)	(50.0)
Total covenant amount of third-party gross debt	850.0	850.0
Cash and cash equivalents	(0.6)	(6.8)
Total covenant amount of third-party net debt	€849.4	€843.2

This page intentionally left blank

UPC Holding Reports Preliminary Q3 2021 Results
“Sunrise We” Swiss fully converged bundles launched
Sunrise UPC performing well in competitive environment, expecting to continue to lead postpaid growth
YoY Adjusted EBITDA growth in Switzerland
UPC Holding Group (“UPC Holding”) provides market-leading converged broadband services through next-generation networks and innovative technology platforms. Our operations in Poland have been accounted for as discontinued operations, and accordingly, the information in this release relates to our operations in Switzerland and Slovakia (within “Central and Other”), unless otherwise indicated. At September 30, 2021, our operations connected 1.7 million customers subscribing to 3.8 million television, internet and fixed-line telephony services and served 2.6 million mobile subscribers.

André Krause, CEO of Sunrise UPC, commented:

“Despite the ongoing intense competition, Sunrise UPC was able to further drive its market momentum and again gain market share. This was due in particular to the reliability of our infrastructure and services and our consistent positioning as a quality provider. The fact that this assessment is shared by both private and business customers is demonstrated by our growth, as is the fact that we have once again received an award in the largest annual and independent market survey - the BILANZ Telecom Rating 2021. Our operating and financial results continue to develop according to plan and Sunrise UPC remains the pacesetter in the Swiss telecom market.”

Operating and strategic highlights:
•Sunrise UPC continues to execute its strategic plan towards becoming a national converged champion
◦Continued sales momentum on fixed combined with stable low churn leading to 5,000 broadband adds
◦Our video base declined by 1,000 subscribers, as strong growth of 4,000 enhanced video adds was offset by a decline in our legacy basic video base
◦Demand for mobile postpaid4 remained strong with 43,000 net adds across all brands and an increase of 23,000 in our legacy prepaid base due to a relief in COVID travel restrictions
◦Launch of “Sunrise We”, an improved FMC proposition including the new 4K Mini TV Box with Horizon 4 interface
◦Combined FMC penetration remains high at 56% of our broadband base in Q3, including customers across all brands
◦Sunrise UPC voted best Universal Provider for SME and Large-Scale Companies in BILANZ Telecom Rating 2021. Business customer segment with overall growth of 1% YoY across all segments
(i) Segment Adjusted EBITDA and Adjusted EBITDA less P&E Additions are non-GAAP measures. See the Glossary for definitions. Quantitative reconciliations to earnings/loss from continuing operations (including earnings/loss from continuing operations growth rates) for our Segment Adjusted EBITDA and Adjusted EBITDA less P&E Additions guidance cannot be provided without unreasonable efforts as we do not forecast certain non-cash charges including; the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in earnings/loss from continuing operations. The items we do not forecast may vary significantly from period to period.

◦Further strategic expansion of MySports programming by securing NHL rights for the current 2021/2022 season
◦Integration activities continue on track to deliver run rate synergies of approximately CHF 325 million by 2025. MVNO migration successfully completed at the beginning of the quarter
◦2021 guidance reiterated(i): returning to revenue growth, low single-digit Segment Adjusted EBITDA decline and mid single-digit Adjusted EBITDA less P&E Additions decline, with all metrics including costs to capture5 of approximately CHF 150 million6
•Swiss Q3 Customer ARPU of CHF 68.02 decreased 2.2% YoY on a reported basis and 1.0% YoY on a rebased7 basis as a result of the ongoing competitive environment
•Total Customer Relationships were down 2,000 in Q3, as compared to a loss of 7,000 in Q3 2020
◦Switzerland lost 2,000 customers in Q3, as broadband growth was offset by legacy basic video losses

Financial highlights:
•Revenue of €715.2 million in Q3 increased 155% YoY on a reported basis and remained unchanged YoY on a rebased basis
◦Swiss revenue increased 162% YoY on a reported basis, largely due to the contribution of Sunrise, and remained unchanged YoY on a rebased basis, driven by an increase in mobile service revenue partially offset by decreases in (i) handset revenue and (ii) consumer fixed revenue, mainly from declining basic video subscribers and higher discounts
•Earnings (loss) from continuing operations increased 160% on a reported basis in Q3 to €68.3 million, largely driven by the positive impact of (i) higher income tax benefit, (ii) an increase in gains on derivative instruments and (iii) an increase in Segment Adjusted EBITDA, partially offset by (a) a decrease in foreign currency transaction gains and (b) higher interest expense
•Segment Adjusted EBITDA of €284.8 million in Q3 increased 108.8% YoY on a reported basis and 3.2% YoY on a rebased basis
◦Swiss Adjusted EBITDA increased 112.6% YoY on a reported basis, largely due to the contribution of Sunrise, and 3.3% on a rebased basis, including €2.8 million of costs to capture, supported by higher revenues, mainly from consumer mobile, and lower costs due to synergies.
•Q3 property and equipment additions were 16.3% of revenue, down from 18.3% in the prior year period
◦The relative Q3 decrease was largely driven by the contribution of Sunrise. Q3 property and equipment additions were 16.2% of revenue for Switzerland
•Adjusted EBITDA less P&E Additions of €168.5 million in Q3 increased 97.8% YoY on a reported basis, largely due to the contribution of Sunrise, and 12.9% on a rebased basis, as compared to €85.2 million in Q3 2020, driven by the increase in Adjusted EBITDA and the rebased decrease in property and equipment additions
◦Swiss Adjusted EBITDA less P&E Additions of €166.2 million in Q3 increased 101.9% YoY on a reported basis, largely due to the contribution of Sunrise, and 13.1% on a rebased basis, including the adverse impact of €23 million of costs to capture, and phasing of 5G roll-out as well as lower B2B new build and less product development
•At September 30, 2021, our fully-swapped third-party debt borrowing cost was 3.7% and the average tenor of our third-party debt (excluding vendor financing) was 7.7 years

•At September 30, 2021, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding were 3.26x and 3.99x, respectively, as calculated in accordance with our most restrictive covenants and reflecting the exclusion of Credit Facility Excluded Amounts as defined in the respective credit agreements
◦Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation and not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA for UPC Holding would have been 4.54x at September 30, 2021
•At September 30, 2021, we had maximum undrawn commitments of €716.2 million. When our Q3 compliance reporting requirements have been completed and assuming no change from September 30, 2021 borrowing levels, we anticipate the full €716.2 million of borrowing capacity will be available

Operating Statistics Summary

	As of and for the three months ended
	September 30,
	2021		2020

Footprint
Homes Passed		3,109,600		3,022,100

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships		1,666,500		1,180,300
Q3 Organic[1] Fixed-Line Customer Relationship net losses		(2,000)		(6,900)

Q3 Monthly ARPU per Fixed-Line Customer Relationship		€57.72		€57.09
Switzerland Q3 Monthly ARPU per Fixed-Line Customer Relationship	CHF	68.02	CHF	69.58

Customer Bundling
Fixed-mobile Convergence Switzerland	55.9%		22.8%

Single-Play	24.2%		35.5%
Double-Play	22.6%		16.2%
Triple-Play	53.2%		48.3%

Mobile Subscribers
Postpaid		2,103,400		241,300
Prepaid		487,500		—
Total Mobile subscribers		2,590,900		241,300

Q3 Organic Postpaid net additions		43,200		12,400
Q3 Organic Prepaid net additions		22,900		—
Total Organic Mobile net additions		66,100		12,400

Q3 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue		€33.22		€32.39
Excluding interconnect revenue		€31.11		€29.27

Selected Financial Results, Segment Adjusted EBITDA Reconciliation, Property & Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2021 and 2020:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
	2021	2020	Reported	Rebased	2021	2020	Reported	Rebased
	in millions, except % amounts

Revenue
Switzerland:
Consumer Fixed	€286.6	€201.2	42.4%	(2.2%)	€868.2	€625.1	38.9%	(1.4%)
Consumer Mobile	292.3	27.2	974.6%	2.0%	842.1	78.0	979.6%	2.1%
B2B	120.6	40.5	197.8%	0.9%	359.6	124.0	190.0%	0.6%
Other	4.9	0.4	1,125.0%	(16.2%)	17.5	1.4	1,150.0%	(7.8%)
Total Switzerland	704.4	269.3	161.6%	—%	2,087.4	828.5	151.9%	0.3%
Central and Other	10.8	10.8	—%	—%	32.8	33.4	(1.8%)	(1.8%)
Total	€715.2	€280.1	155.3%	—%	€2,120.2	€861.9	146.0%	0.3%

Segment Adjusted EBITDA
Switzerland	€280.6	€132.0	112.6%	3.3%	€761.8	€390.8	94.9%	(2.3%)
Central and Other	4.2	4.4	(4.5%)	(4.5%)	13.0	13.7	(5.1%)	(5.1%)
Total	€284.8	€136.4	108.8%	3.2%	€774.8	€404.5	91.5%	(2.3%)

Adjusted EBITDA less P&E Additions
Switzerland	€166.2	€82.3	101.9%	13.1%	€416.8	€228.7	82.2%	3.0%
Central and Other	2.3	2.9	(20.7%)	(20.7%)	6.4	5.7	12.3%	10.3%
Total	€168.5	€85.2	97.8%	12.9%	€423.2	€234.4	80.5%	4.2%

The following table provides a reconciliation of earnings (loss) from continuing operations to Segment Adjusted EBITDA for the three and nine months ended September 30, 2021 and 2020:

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
	in millions, except % amounts

Earnings (loss) from continuing operations	€68.3	€(114.0)	€(86.6)	€(166.5)
Income tax expense (benefit)	(25.1)	(8.9)	(43.9)	0.5
Other income, net	(8.2)	(7.5)	(16.3)	(16.2)
Losses on debt extinguishment, net	—	—	75.1	33.4
Foreign currency transaction losses (gains), net	(7.5)	(43.2)	188.4	(36.3)
Realized and unrealized losses (gains) on derivative instruments, net	(69.8)	145.5	(333.7)	106.5
Interest expense	62.3	34.6	191.3	112.6
Operating income (loss)	20.0	6.5	(25.7)	34.0
Impairment, restructuring and other operating items, net	(4.0)	(0.1)	31.8	11.1
Depreciation and amortization	223.7	65.9	633.5	199.2
Related-party fees and allocations, net	39.5	57.3	119.5	144.9
Share-based compensation expense	5.6	6.8	15.7	15.3
Segment Adjusted EBITDA	€284.8	€136.4	€774.8	€404.5

Segment Adjusted EBITDA as a percentage of revenue	39.8%	48.7%	36.5%	46.9%

Adjusted EBITDA less P&E Additions
Segment Adjusted EBITDA	€284.8	€136.4	€774.8	€404.5
Property and equipment additions	(116.3)	(51.2)	(351.6)	(170.1)
Total	€168.5	€85.2	€423.2	€234.4

The following table details the property and equipment additions of our continuing operations and reconciles those additions to the capital expenditures that we present in our combined statements of cash flows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
	in millions, except % amounts

Customer premises equipment	€12.6	€6.7	€34.6	€32.8
New build and upgrade	21.3	17.6	62.7	60.2
Capacity	28.6	4.8	72.1	14.0
Baseline	36.3	14.7	132.2	40.3
Product and enablers	17.5	7.4	50.0	22.8
Property and equipment additions	116.3	51.2	351.6	170.1
Assets acquired under capital-related vendor financing arrangements	(36.5)	(64.0)	(165.4)	(217.1)
Assets acquired under finance leases	—	(0.1)	(1.6)	(0.7)
Changes in current liabilities related to capital expenditures (including related-party amounts)	(9.5)	43.5	21.6	152.4
Total capital expenditures[2]	€70.3	€30.6	€206.2	€104.7

Regional Property and Equipment Additions
Switzerland	€114.4	€49.7	€345.0	€162.1
Central and Other	1.9	1.5	6.6	8.0
Total property and equipment additions	€116.3	€51.2	€351.6	€170.1

Property and equipment additions as a percentage of revenue	16.3%	18.3%	16.6%	19.7%

Adjusted EBITDA less P&E Additions
Segment Adjusted EBITDA	€284.8	€136.4	€774.8	€404.5
Property and equipment additions	(116.3)	(51.2)	(351.6)	(170.1)
Total	€168.5	€85.2	€423.2	€234.4

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amounts of UPC Holding’s combined third-party debt, finance lease obligations and cash and cash equivalents:

	September 30,		June 30,
	2021		2021
	Borrowing currency	€ equivalent
	in millions

Senior Credit Facilities
3.625% EUR Facility AQ due 2029	€600.0	€600.0	€600.0
4.875% USD Facility AZ due 2031	$1,250.0	1,080.3	1,055.0
Facility AT (LIBOR + 2.25%) USD due 2028	$700.0	605.0	590.8
Facility AU (EURIBOR + 2.50%) EUR due 2029	€400.0	400.0	400.0
Facility AX (LIBOR + 3.0%) USD due 2029	$1,925.0	1,663.7	1,624.7
Facility AY (EURIBOR + 3.0%) EUR due 2029	€862.5	862.5	862.5
€736.4 million Revolving Facility (EURIBOR + 2.50%) EUR due 2026		—	—
Elimination of Facilities AQ and AZ in consolidation		(1,680.3)	(1,655.0)
Total Senior Credit Facilities		3,531.2	3,478.0

Senior Secured Notes
3.625% EUR Senior Secured Notes due 2029	€600.0	600.0	600.0
4.875% USD Senior Secured Notes due 2031	$1,250.0	1,080.3	1,055.0
Total Senior Secured Notes		1,680.3	1,655.0

Senior Notes
5.500% USD Senior Notes due 2028	$535.0	462.3	451.4
3.875% EUR Senior Notes due 2029	€594.3	594.3	594.3
Total Senior Notes		1,056.6	1,045.7

Vendor financing		358.3	309.1
Finance lease obligations		11.1	13.7
Total third-party debt and finance lease obligations		6,637.5	6,501.5
Deferred financing costs and discounts		(32.5)	(33.0)
Total carrying amount of third-party debt and finance lease obligations		6,605.0	6,468.5
Less: cash and cash equivalents		35.3	70.4
Net carrying amount of third-party debt and finance lease obligations[3]		€6,569.7	€6,398.1

Exchange rate ($ to €)		1.1571	1.1849

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from UPC Holding’s combined third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of September 30, 2021 and June 30, 2021, and include certain debt that is classified as discontinued operations on our condensed combined balance sheets. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	September 30,	June 30,
	2021	2021
	in millions

Total third-party debt and finance lease obligations (€ equivalent)	€6,675.1	€6,542.1
Vendor financing	(390.6)	(344.3)
Finance lease obligations	(16.4)	(19.1)
Credit Facility excluded amount	(400.0)	(400.0)
Projected principal-related cash receipts associated with our cross-currency derivative instruments	(58.9)	(35.8)
Total covenant amount of third-party gross debt	5,809.2	5,742.9
Cash and cash equivalents	(35.3)	(70.4)
Total covenant amount of third-party net debt	€5,773.9	€5,672.5

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; the planned full fibre upgrade at Virgin Media Ireland, including the timing, costs and benefits thereof, including the resulting broadband speeds; expectations with respect to the integration and synergy plan at Sunrise UPC, including the anticipated run rate synergies of approximately CHF 325 million by 2025 and the cost to capture those synergies; Sunrise UPC’s expected postpaid growth leadership; expectations regarding financial performance at our companies, including revenue, adjusted EBITDA, Adjusted EBITDA less P&E Additions and costs to capture; the strength of our companies’ respective balance sheets (including cash and liquidity position), tenor of our third-party debt, anticipated borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential continued impact of the outbreak of COVID-19 on our businesses; the effects of changes in laws or regulation; the effects of the U.K.’s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission, including our most recently filed Form 10-K/A and Forms 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Michael Bishop	+44 20 8483 6246	Matt Beake	+44 20 8483 6428
Steve Carroll	+1 303 784 4505	Molly Bruce	+1 303 220 4202
Amy Ocen	+1 303 784 4528
Michael Khehra	+44 78 9005 0979
About Liberty Global
Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks that connect 85 million subscribers across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the U.K., VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise UPC in Switzerland, Virgin Media in Ireland and UPC in Eastern Europe. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7 billion, while our joint-ventures in the U.K. and the Netherlands generate combined annual revenue of more than $17 billion.

Liberty Global Ventures, our global investment arm, has a portfolio of more than 50 companies across content, technology and infrastructure, including strategic stakes in companies like Plume, ITV, Lions Gate, Univision, the Formula E racing series and several regional sports networks.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended September 30, 2021
		Fixed-Line Customer Relationships			Video
	Homes Passed		Total RGUs	Internet Subscribers(i)	Basic Video Subscribers(ii)	Enhanced Video Subscribers	Total Video	Telephony Subscribers(iii)	Total Mobile Subscribers

Operating Data
UPC Holding
Continuing operations:
Switzerland(iv)	2,478,200	1,477,000	3,411,600	1,157,800	320,800	918,100	1,238,900	1,014,900	2,590,900
Slovakia	631,400	189,500	404,800	146,400	32,300	137,100	169,400	89,000	—
Total continuing operations	3,109,600	1,666,500	3,816,400	1,304,200	353,100	1,055,200	1,408,300	1,103,900	2,590,900

Discontinued operations:
Poland	3,684,300	1,548,500	3,307,200	1,325,600	288,000	1,084,900	1,372,900	608,700	116,100

VM Ireland	952,000	433,400	981,400	388,200	—	310,400	310,400	282,800	126,700

Q3 Organic Variance
UPC Holding
Continuing operations:
Switzerland	8,300	(1,600)	6,900	4,800	(5,800)	4,400	(1,400)	3,500	66,100
Slovakia	1,700	(400)	1,200	600	100	100	200	400	—
Total continuing operations	10,000	(2,000)	8,100	5,400	(5,700)	4,500	(1,200)	3,900	66,100

Discontinued operations:
Poland	14,900	13,100	24,200	16,500	14,800	3,100	17,900	(10,200)	10,700

VM Ireland	2,300	(1,100)	(12,900)	900	—	(8,300)	(8,300)	(5,500)	3,000

Footnotes for Selected Operating Data and Subscriber Variance Tables

(i)In Switzerland, we offer a 10 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 48,100 subscribers who have requested and received this service.
(ii)UPC Holding has approximately 31,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(iii)In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 213,700 subscribers who have requested and received this service.
(iv)Pursuant to service agreements, Switzerland offers video, broadband internet and telephony services over networks owned by third-party operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At September 30, 2021, Switzerland’s partner networks account for 113,000 Fixed-Line Customer Relationships, 291,000 RGUs, which include 106,500 Internet Subscribers, 102,100 Video Subscribers and 82,400 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks largely receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not include the 466,000 homes passed by Switzerland’s partner networks at September 30, 2021. In addition, with the completion of the acquisition of Sunrise, we now service homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities, which are not included in Switzerland's homes passed count. Including these arrangements, our operations in Switzerland have the ability to offer fixed services to a national footprint.

	Selected Operating Data — As of September 30, 2021
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers
UPC Holding
Continuing operations:
Switzerland	487,500	2,103,400	2,590,900
Slovakia	—	—	—
Total continuing operations	487,500	2,103,400	2,590,900

Discontinued operations:
Poland	—	116,100	116,100

VM Ireland	—	126,700	126,700

	September 30, 2021 vs. June 30, 2021

Q3 Organic Mobile Subscriber Variance
UPC Holding
Continuing operations:
Switzerland	22,900	43,200	66,100
Slovakia	—	—	—
Total continuing operations	22,900	43,200	66,100

Discontinued operations:
Poland	—	10,700	10,700

VM Ireland	—	3,000	3,000

General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes
1Organic figures exclude the customer relationships and subscribers of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in customers or subscribers from the date of acquisition. All customer relationship and subscriber additions or losses refer to net organic changes, unless otherwise noted
2The capital expenditures that we report in our condensed combined statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid
3Net third-party debt including finance lease obligations is not a defined term under U.S. GAAP and may not therefore be comparable with other similarly titled measures reported by other companies
4Postpaid mobile additions include B2B mobile subscribers
5Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities, and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
6Includes operating costs, capital costs and integration related restructuring costs
7Rebased growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue, Segment Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three and nine months ended September 30, 2020 to reflect the translation of our rebased amounts for the three and nine months ended September 30, 2020 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2021. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Adjusted EBITDA in Liberty Global’s press release dated November 3, 2021, Liberty Global Reports Q3 2021 Results. The following table provides adjustments made to the 2020 amounts to derive our rebased growth rates:

	Three months ended			Nine months ended
	September 30, 2020			September 30, 2020
	Revenue	Segment Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Segment Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions
UPC Holding
Acquisitions	€439.5	€141.4	€65.3	€1,295.7	€404.8	€184.4
Foreign Currency	€(4.5)	€(1.7)	€(1.3)	€(43.7)	€(16.3)	€(12.8)

Glossary
Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net gains (losses) on debt extinguishment, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our combined Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Combined Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for U.S. GAAP measures of income included in our condensed consolidated statements of operations.

Adjusted EBITDA margin: Adjusted EBITDA margin is a non-GAAP metric calculated by dividing Adjusted EBITDA by total revenue for the applicable period.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed-line customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed-line customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed-line customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described above.
ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Enhanced Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in Ireland. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

Adjusted EBITDA less P&E Additions: As used herein, Adjusted EBITDA less P&E Additions (previously referred to as Operating Free Cash Flow or "OFCF"), which is a non-GAAP measure, represents Adjusted EBITDA less property and equipment additions. Adjusted EBITDA less P&E Additions is an additional metric that we use to measure the performance of our operations after considering the level of property and equipment additions incurred during the period.

Property and equipment additions (P&E additions): Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Switzerland market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

YoY: Year-over-year.